Exhibit 99.1


FOR IMMEDIATE RELEASE

           AZUR INTERNATIONAL ANNOUNCES COMPLETION OF CAPITAL RAISE &
                           PURCHASE OF SHELL LANDING


FORT LAUDERDALE, FL, November 4, 2005 - Azur International, Inc. (Other OTC:
AZRI.PK; Frankfurt Stock Exchange: LCN.DE), a luxury residential and resort development company, today announced that it has raised $6 million in project financing to partially fund the Company's property acquisition and development initiatives, along with general working capital requirements. Concurrently, Azur closed on the purchase of Shell Landing, a 1,200-acre resort development outside Biloxi, Mississippi. This real estate, contiguous to the Shell Landing Davis Love III golf course already owned by Azur, will supply the Company with a land bank of up to eight years of developable property. The purchase price for Shell Landing consisted of cash, promissory notes, the issuance of Azur common stock, and certain contingent consideration based on future sales and rentals of portions of the property. The property was also acquired subject to its existing mortgage. Complete details of the financing and its terms are set forth in a Current Report on Form 8-K filed with the SEC on November 4, 2005.

Don Winfrey, President of Azur International, stated, "This is a significant achievement for Azur. By finalizing this capital raise, we are able to proceed with the purchase of prime real estate outside of Biloxi and commence construction of additional homes, condominiums, and apartments. Shell Landing provides Azur with a land bank that can be developed for nearly a decade on the shores of the Gulf Coast, near the Florida panhandle. As the region recovers from hurricane Katrina, we believe Shell Landing will be in a position to provide housing and luxury amenities to local residents and individuals looking to come and enjoy the region's well-known fishing, golf, gaming, and resort accommodations."

Carl Crawford, President of Azur Shell Landing Resorts, Inc., added, "Azur has completed the design work for its 200-unit luxury condominium complex - the Islands at Shell Landing - and construction is slated to begin by February 1, 2006. The Islands will be a gated complex with amenities including a large pool and spa, putting green, snack bar, and fitness center with sauna. Residents will have access to the Davis Love III golf course at Shell Landing, as well as the planned Racquet Club. A majority of the Island units are pre-sold, and we look forward to breaking ground in the near future."

About Azur International, Inc.
Azur International, Inc. is an international real estate development company based in Fort Lauderdale, Florida. The company currently develops and markets luxury residential and resort properties and, through its Airtek division with seven locations in the United Kingdom, is one of the largest suppliers of worker safety equipment and construction cranes to the industry. Azur has several real estate projects under development and consideration, including the development of luxury hotels and resorts, domestically and internationally, and land purchases in strategic areas that can provide inventory for future development or sale. For additional information about Azur International, Inc., go to www.Azur-Int.com.


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The Private Securities Litigation Reform Act of 1995 may provide a "safe harbor"
for forward-looking statements. Certain information included in this press release contains statements that are forward-looking, such as statements related to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by, or on behalf of Azur International, Inc. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, and domestic and global economic conditions.